LAIDLAW & CO



August 11, 1997


Special Committee of the Board of Directors
Bernard Haldane Associates, Inc.
192 Lexington Avenue
New York, NY  10016


Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders ("Public Shareholders") of Common Stock $0.001 par value ("Company Common Stock") of Bernard Haldane Associates, Inc. (the "Company" or "Haldane"), other than Jerold P. Weinger, Renee Nadel or certain of their affiliates (the "Managing Shareholders"), of the terms of the proposed merger (the "Merger") with a newly organized corporation, Haldane Acquisition Corp. ("Newco"), which is wholly owned by the Managing Shareholders. The Merger will be effected pursuant to an agreement and a plan of merger between Newco and Haldane (the "Merger Agreement"). For the purpose of its opinion, Laidlaw defined the price of the Company's Common Stock as the closing bid price ($2.25) on July 9, 1997. We understand that under the terms of the Merger Agreement, the Public Shareholders would be entitled to receive the sum of $3.00 ("Merger Price") for each share of Company Common Stock.

In connection with rendering our opinion, we have considered such financial and other factors as we deemed appropriate under the circumstances including, among others, the following:

      (1) The financial terms and conditions of the Merger Agreement;

      (2) Certain historical business information relating to Bernard Haldane Associates, Inc., including the Annual Reports on Form 10-K of the Company for the period ended May 31, 1992, 1993, 1994, 1995 and 1996 and the Quarterly Reports on Form 10-Q of the Company for the period ended August 31, 1996, November 30, 1996, and February 28, 1997;

      (3) Various financial forecasts and other data provided by the Company;

      (4) Public information with respect to certain other companies in lines of business we believe to be comparable in certain respects to the Company, and the trading markets for such other companies' securities;

      (5) The financial terms of certain other merger agreements involving the acquisition of a minority interest of other public companies.

           Laidlaw Equities, Inc. 100 Park Avenue, New York, NY 10017
                 800.848.5125 o 212.376.8800 o Fax 212.697.3368

                           Member o NASD o SIPC o SIA

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      (6) The stock price and trading volume history of the Company.

We have also met with certain officers and employees of the Company to discuss the foregoing, including the past and current business operations, financial condition and prospects of the Company, as well as other matters we believe relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. With respect to the financial projections of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We further relied upon the assurance of management of Haldane that they were unaware of any facts that would make such information incomplete or misleading. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of the Company.

We have also taken into account our assessment of general economic, market and financial conditions and our general knowledge of securities valuation. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstance or events occurring after the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely value of the Company following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the value of a company. Our opinion does not address the Company's underlying business decision to effect the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Agreement and does not constitute a recommendation to the Public Shareholders of Company's Common Stock with respect to the Merger Agreement. Our opinion also does not address the decision of the directors and executive officers of the Company to enter into an indemnification agreement or give effect to any liabilities they may have incurred thereby.

In rendering our opinion we have assumed that the Merger will be consummated on the terms described in the agreement without any waiver of any material terms and conditions by the Company and that no restrictions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to the Public Shareholders. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.

As you are aware, we will receive a fee from the Company for delivery of this fairness opinion, the full payment of which is contingent upon consummation of the Merger.



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Based upon and subject to the foregoing,  it is our opinion that, as of the date hereof, the consideration to be paid to the Public Shareholders in the Merger Agreement is fair from a financial point of view.




Very truly yours,

Laidlaw Global Securities, Inc.



      /s/ Faith Griffin
      -----------------
By:   Faith Griffin
      Managing Director